CuraGen Corporation has omitted from this Exhibit 10.1 portions of the Agreement for which CuraGen Corporation has requested confidential treatment from the Securities and Exchange Commission. The portions of the Agreement for which confidential treatment has been requested are marked with X's in brackets and such confidential portions have been filed separately with the Securities and Exchange Commission.

                                                                    Exhibit 10.1

                                    AGREEMENT

         Agreement made as of the 1st day of January, 1999, ( "Effective Date"), among Roche Vitamins Inc., a Delaware corporation, having its principal place of business at 45 Waterview Boulevard, Parsippany, New Jersey 07054 ("RVI"), Hoffmann-La Roche Inc., a New Jersey corporation having its principal place of business at 340 Kingsland Street, Nutley, New Jersey ("HLR Inc."), F.Hoffmann-LaRoche Ltd, a Swiss corporation having its principal place of business at Grenzacherstrasse 124, CH-4070 Basel, Switzerland ("HLR Ltd"), (RVI, HLR Inc. and HLR Ltd are sometimes collectively referred to as "ROCHE," and HLR Inc. and HLR Ltd are sometimes collectively referred to as "HLR") and CuraGen Corporation, a Delaware corporation, having its principal place of business at 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511 ("CURAGEN").

ARTICLE I - BACKGROUND

         WHEREAS, CURAGEN has developed a comprehensive suite of functional genomics technologies and processes (including SeqCalling(TM), GeneCalling(R) and PathCalling(TM)); and bioinformatics software (including GeneScape(R) and CuraTools(TM)) (collectively "Discovery Tools");

         WHEREAS, ROCHE and CURAGEN wish to initiate a collaboration to use the Discovery Tools in order to enable and expedite the discovery of information and the development of novel animal and human health and diagnostic products (the "Discovery Collaboration");

         WHEREAS, ROCHE wishes to obtain certain rights to inventions made in the performance of the Discovery Collaboration pursuant to this Agreement;

         NOW THEREFORE, in consideration of the foregoing premises, ROCHE and CURAGEN agree to undertake the foregoing, under the terms and conditions set forth in this Agreement.

ARTICLE II - DEFINITIONS

2.00 - Terms

Terms used in this Agreement (other than the names of parties and article headings) that are set forth with an initial capital letter have the meanings established for such terms in the succeeding paragraphs of this Article II, or as otherwise specifically defined hereinafter.

2.01 - Adjusted Gross Sales

Shall mean gross sales of Roche Product by Roche or its Affiliates or sublicensees to a Third Party or gross sales of a CURAGEN Human Health Product by CURAGEN or its Affiliates or sublicensees to a Third Party, as the case may be, less, in either case, deductions for returns (including withdrawals and recalls), rebates (price reductions, including Medicaid and similar types of rebates, such as chargebacks), volume (quantity) discounts, discounts granted at the time of invoicing, sales taxes and other taxes to the extent such amounts are included in gross sales (other than income or excise taxes, customs or duties).

2.02 - Affiliate

Affiliate shall mean any person, corporation, firm, limited liability company, partnership or other entity, which directly or indirectly Controls or is Controlled by or is under common Control with a party to this Agreement. "Control" or "Controlled" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The term Affiliate shall not include Genentech, Inc., located at One DNA Way, South San Francisco, California and its subsidiaries.

2.03 - Animal Diagnostic Products

Shall mean products that are labeled or intended for use for diagnostic purposes in animals, alone and in conjunction with Animal Nutrition and Health Products, including for use in animal selection, disease identification, and/or predisposition to disease identification, and treatment guidance and/or monitoring as might be the case for Animal Nutrition and Health Products; or strain identification and selection and/or process monitoring as might be the case for Animal Nutrition and Health Products that are Microbial Products.

2.04 - Animal Nutrition and Health Products

Shall mean products that are [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX]

2.05 - Antibody

Shall mean an immunoglobulin molecule that has a specific amino acid sequence by virtue of which it specifically interacts with a target antigen. Antibodies shall include any naturally occurring or recombinant forms of such an immunoglobulin including (a) chimeric or humanized constructs, (b) fragments of such immunoglobulins containing functional binding or effector epitopes such as F(ab)'s, F(ab)2, or single chain Fv's, or (c) fusion constructs including antibodies or fragments of antibodies conjugated to other macromolecules or antibody fragments, i.e., immunotoxins or bispecific antibodies.

2.06 - Completion

With respect to a Discovery Project Data Set, Completion shall mean the date upon which substantially all the electrophoresis data contemplated in the associated Discovery Plan is (i) entered into GeneScape(TM) and (ii) made available for viewing by HLR or RVI, as the case may be.

2.07 - Confidential Information

Shall have the meaning set forth in Article 6.00 and shall be interpreted in accordance with the provisions of Article VI, below.

2.08 - CURAGEN Background Inventions

Shall mean all patent rights and know-how of CURAGEN which would be infringed by ROCHE's making, having made, using , selling, offering for sale, or importing of a ROCHE Product but for this Agreement. Specifically excluded from CURAGEN Background Inventions are patent rights and know-how owned or controlled by CURAGEN prior to ROCHE's request to license such patent rights and know-how and which cover the making, using or selling of a product for which CURAGEN has preclinical data prior to such time.

2.09 - CURAGEN Collaboration Intellectual Property Rights

Shall mean all intellectual property rights owned or controlled by CURAGEN, including, but not limited to, patents, trademarks, copyrights, know-how and trade secrets, that arise from CURAGEN's activities in the Discovery Collaboration and/or relate to Discovery Project Inventions, including without limitation, CURAGEN's rights and interest in Patent Rights.

2.10 - CURAGEN Human Health Products

Shall mean all Human Health Products that are not HLR Human Health Products, provided that such products, or their discovery, development, production, importation, use or sale, i) infringe a Valid Claim of the Patent Rights, and/or
ii) incorporate or make material use of any Discovery Project Data Set and/or Discovery Project Inventions.

2.11 - CURAGEN Other Products

Means all products that are not ROCHE Products or CURAGEN Human Health Products, provided that such products, or their discovery, development, production, importation, use or sale, i) infringe a Valid Claim of the Patent Rights, and/or
ii) incorporate or make material use of any Discovery Project Data Set and/or Discovery Project Inventions.

2.12 - CURAGEN Product(s)

Shall mean the following products, provided that such products, or their discovery, development, production, importation, use or sale, i) infringe a Valid Claim of the Patent Rights, and/or ii) incorporate or make material use of any Discovery Project Data Set and/or Discovery Project Inventions:

         (a)  CURAGEN Human Health Products
         (b)  CURAGEN Other Products

2.13 - CURAGEN Proprietary Material

Shall mean all substances made by CURAGEN in the performance of the Discovery Collaboration other than nucleic acid pools extracted from ROCHE Proprietary Material.

2.14 - Discovery Collaboration

Shall mean the collection of Discovery Projects to be performed by the Parties under this Agreement as described in the Discovery Plan and amendments thereto.

2.15 - Discovery Collaboration Term

Shall have the meaning set forth in Article 3.11.

2.16 - Discovery Plan

Shall mean the written description of the individual research to be performed by CURAGEN and ROCHE and any of its Affiliates under an individual Discovery Project, as presented in the form shown in GeneScape(R). Any such Discovery Plan shall be attached hereto as an Addendum to this Agreement and shall include the responsibilities of CURAGEN and ROCHE (or its Affiliates) in connection with such Discovery Project as well as the estimated completion of same.

2.17 - Discovery Project

Shall mean (i) a particular project to process and analyze a specified set of samples relevant to the discovery or development of a ROCHE Product, as anticipated in a Discovery Plan; (ii) SeqCalling(TM) projects designed to sequence genomic or cDNA relevant to the discovery or development of a ROCHE Product; or (iii) any other project mutually agreed to by the Parties. An "RVI Discovery Project" shall mean a Discovery Project [XXXXXXXXXXXXXXXXXXX] An "HLR Discovery Project" shall mean a Discovery Project [XXXXXXXXXXXXXXXXX].

2.18 - Discovery Project Data

Shall mean all data and any other information obtained or generated by CURAGEN in the performance of a Discovery Project in the Discovery Collaboration.

2.19 - Discovery Project Data Set

Shall mean all Discovery Project Data resulting from a discrete Discovery Project. An "RVI Discovery Project Data Set" shall mean a Discovery Project Data Set resulting from an RVI Discovery Project. An "HLR Discovery Project Data Set" shall mean a Discovery Project Data Set resulting from an HLR Discovery Project.

2.20 -Discovery Project Invention

Shall mean any Target or Optimization Panel discovered by or on behalf of a party to this Agreement through the material use of any Discovery Project Data Set and any other discovery, invention, know-how or trade secret conceived, made or reduced to practice in the performance of the Discovery Collaboration by or on behalf of a party to this Agreement, including any discovery, invention, know-how or trade secret conceived, made or reduced to practice by employees of CURAGEN or ROCHE (or an Affiliate of ROCHE), or jointly by employees of both, as well as any non-employees working for ROCHE (or an Affiliate of ROCHE) on its behalf or for CURAGEN on CURAGEN's behalf, in the performance of the Discovery Collaboration.

2.21 - Discovery Tools

Shall have the meaning set forth in the first WHEREAS clause.

2.22 - Field

The field of this Discovery Collaboration shall be in the areas of Animal Nutrition and Health Products, HLR Human Health Products, HLR Human Diagnostic Products and Animal Diagnostic Products.

2.23 - FTE

Is an acronym that stands for Full Time Equivalent, which shall mean the equivalent of a full year of effort on a full time basis, i.e., approximately [XXXXXXXXXXXXXXXXXX].

2.24 - HLR Human Diagnostic Products

Shall mean products that are labeled or intended for use for human in vitro diagnostic purposes, provided that such products, or their discovery, development, production, importation, use or sale, i) infringe a Valid Claim of the Patent Rights arising from an HLR Discovery Project, and/or ii) incorporate or make material use of any HLR Discovery Project Data Set and/or Discovery Project Inventions arising from an HLR Discovery Project. For the purpose of this Article, "diagnostic purposes" shall mean [XXXXXXXXXXXXXXXXXXXXXXXXX].

2.25 - HLR Human Health Products

Shall mean Human Health Products arising from an HLR Discovery Project in which the active ingredient is a Small Molecule or Antibody, provided that such products, or their discovery, development, production, importation, use or sale,
i) infringe a Valid Claim of the Patent Rights arising from an HLR Discovery Project, and/or ii) incorporate or make material use of any HLR Discovery Project Data Set and/or Discovery Project Inventions arising from an HLR Discovery Project.

2.26 - HLR Human Products

Shall mean the following products, provided that such products, or their discovery, development, production, importation, use or sale, i) infringe a Valid Claim of the Patent Rights arising from an HLR Discovery Project, and/or
ii) incorporate or make direct and material use of any HLR Discovery Project Data Set and/or Discovery Project Inventions arising from an HLR Discovery
Project:

         (a)  HLR Human Health Products
         (b)  HLR Human Diagnostic Products

2.27 - Human Health Products

Shall mean products for the prevention, treatment or cure of a disease in humans, utilizing any human therapeutic modalities [XXXXXXXXXXXXXXXXXXXXXXXX].

2.28 - IND

Shall mean an Investigational New Drug Application filed with the US FDA or an equivalent application filed with the appropriate regulatory authorities of any country seeking approval to commence human clinical trials of a HLR Human Health Product.

2.29 - Lead Selection

Lead Selection for a Small Molecule is achieved when a [XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].
Lead selection for an Antibody is achieved when [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

2.30 - License Term

Shall have the meaning set forth in Article 8.12.

2.31 - LOI

Shall mean the Letter of Intent dated December 21, 1998, as amended by Letter Agreement dated January 15, 1999, a copy of which is attached hereto as
Exhibit 1.

2.32 - Microbial Products

Shall mean products that are microbes (including, but not limited to bacteria, viruses and bacteriophage) for use in animal care, production or processing or that promote animal health and nutrition.

2.33 -NADA

Shall mean a New Animal Drug Application filed with the US FDA or an equivalent application filed with the appropriate regulatory authorities of any country seeking authority to begin the sale of an Animal Nutrition and Health
Product.

2.34 - NDA

Shall mean a New Drug Application or Product License Application filed with the US FDA or an equivalent application filed with the appropriate regulatory authorities of any country seeking authority to begin the sale of an HLR Human Health Product.

2.35 - Net Sales

         (a) Shall mean, with respect to ROCHE Product(s), [XXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].
         (b) Net Sales shall not include sales or transfers between ROCHE or CURAGEN and its respective Affiliates or sublicensees, unless the ROCHE Products or CURAGEN Human Health Products, as the case may be, are consumed by the Affiliate or sublicensee.

         For a ROCHE Product or a CURAGEN Human Health Product containing (a) one or more pharmaceutically active ingredients which are ROCHE Product(s) or CURAGEN Human Health Product(s) (a "Collaboration Product") and (b) one or more other pharmaceutically active ingredients which are not Collaboration Products and which have independent therapeutic effect when administered separately from the [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX[XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

         If, after good faith negotiations (not to exceed ninety (90) days), the parties cannot agree to an appropriate adjustment, Net Sales shall be equal to [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

2.36 - Optimization Panel

Shall mean one or more genes [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

2.37 - Party or Parties

Shall mean ROCHE (including each of RVI and HLR) or CURAGEN or both, as appropriate.

2.38 - Patent Rights

Means the rights and interests in and to issued patents and pending patent applications without limitation to any country, including, but not limited to, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, and Supplemental Protection Certificates relating thereto whether owned solely or jointly by a Party or licensed in by a Party, with the right to grant sublicenses, now or in the future, wherein the invention claimed in at least one claim of such patents or patent applications arises from a Discovery Project Invention.

2.39 - ROCHE Background Inventions

Shall mean all patent rights and know-how of ROCHE which would be infringed by CURAGEN's making, having made, using, selling, offering for sale, or importing of a CURAGEN Product but for this Agreement. Specifically excluded from ROCHE

Background Inventions are (i) patent rights and know-how owned or controlled by ROCHE prior to CURAGEN's request to license such patent rights and know-how and which cover the making, using or selling of a product for which ROCHE has preclinical data prior to such time, and (ii) ROCHE's patent rights and know-how for PCR technology.

2.40 -ROCHE Collaboration Intellectual Property Rights

Shall mean all intellectual property rights owned or controlled by ROCHE, including, but not limited to, patents, trademarks, copyrights, know-how and trade secrets, that arise from ROCHE's activities in the Discovery Collaboration and/or relate to Discovery Project Inventions, including without limitation, ROCHE's rights and interest in Patent Rights.

2.41 - ROCHE Product(s)

Shall mean, collectively, Animal Nutrition and Health Products, Animal Diagnostic Products, HLR Human Health Products and HLR Human Diagnostic Products, provided that such products, or their discovery, development, production, importation, use or sale, i) infringe a Valid Claim of the Patent Rights, and/or ii) incorporate or make material use of any Discovery Project Data Set and/or Discovery Project Inventions.

2.42 - ROCHE Proprietary Material

Shall mean samples provided by ROCHE to CURAGEN for the purpose of performing the Discovery Collaboration and shall also be deemed to include the nucleic acids and other substances actually contained in such samples.

2.43 - RVI Products

Shall mean the following products, provided that such products, or their discovery, development, production, importation, use or sale, i) infringe a Valid Claim of the Patent Rights, and/or ii) incorporate or make direct and material use of any Discovery Project Data Set and/or Discovery Project
Inventions:

         (a)  Animal Diagnostic Products; and
         (b)  Animal Nutrition and Health Products.

2.44 - Small Molecule

Shall mean [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

2.45 - Steering Committee(s)

Shall mean one or both of the steering committees to be established as provided in Article 3.05, as the context requires.

2.46 - Target

Shall mean any [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

2.47 - Territory

Shall mean all countries of the world.

2.48 - Third Party

Shall mean any person, corporation, firm, limited liability company, partnership, or other entity, which is not a Party or an Affiliate of a Party.

2.49 - Valid Claim(s)

Shall mean an unexpired claim of (i) any issued patent within Patent Rights which has not been finally declared invalid or unenforceable by a patent office or by a court or other body of competent jurisdiction in any unappealed or unappealable decision and which has not been lost through an interference or opposition proceeding, or (ii) any pending patent application within Patent Rights which has not been finally rejected by a patent office of competent jurisdiction in any unappealed or unappealable decision.

ARTICLE III - DISCOVERY COLLABORATION

3.00 - Basic Provisions of the Discovery Collaboration

         (a) The objective of the Discovery Collaboration will be for the Parties to perform Discovery Projects within the Field, which shall include efforts by CURAGEN to generate Discovery Project Data Sets using the Discovery Tools and the delivery of such Discovery Project Data Sets to RVI or HLR and the analysis and use of such Discovery Project Data Sets by RVI or HLR and CURAGEN to develop products.

         (b) As of the Effective Date of this Agreement it is understood and agreed that CURAGEN shall, unless otherwise mutually agreed, devote [XXXX] FTEs [XXXX] FTEs shall be devoted to RVI Discovery Projects and [XXXX] to HLR Discovery Projects) to the Discovery Collaboration for calendar year 1999 (including the period prior to the Effective Date when FTEs were utilized pursuant to the LOI) and each calendar year thereafter. It is further understood and agreed that ROCHE may, at any time during the initial term of this Agreement increase the total number of FTE's to a [XXXXXXXXX] at the FTE rate set forth in
Article V hereinbelow. ROCHE may request such an increase in the number of FTE's to be effective within ninety (90) days of such request. CURAGEN shall act promptly to provide such increased FTE's.

3.01 - Collaborative Efforts and Reports

         (a) The Parties agree that the successful execution of the Discovery Collaboration will require the collaborative use of both Parties' area of expertise. The Parties shall keep the Steering Committee fully informed about the status of the portions of the Discovery Collaboration they respectively perform. In particular, without limitation, each Party shall furnish to the Steering Committee quarterly written reports within thirty (30) days after the end of each quarterly period, describing the progress of its activities in reasonable detail, including (i) a summary of the progress of any ongoing Discovery Projects, (ii) a summary of uses of Discovery Project Data, including but not limited to ROCHE's (or any of its Affiliates) activities with regard to transfer of any such Discovery Project Data to ROCHE's databases outside of the GeneScape(R) database, and (iii) a description of Discovery Project Data Sets from completed Discovery Projects. At any time, upon the reasonable request of ROCHE (or any of its Affiliates), CURAGEN will provide an update of the status of ongoing Discovery Projects to ROCHE (or any of its Affiliates).

         (b) Scientists at CURAGEN and ROCHE shall cooperate in the performance of the Discovery Collaboration and, subject to any confidentiality obligations to third parties, shall exchange information and materials (including ROCHE Proprietary Material) as necessary to carry out the Discovery Collaboration. Each Party will attempt to accommodate any reasonable request of the other Party to send or receive personnel for purposes of collaborating or exchanging information under the Discovery Collaboration. Such visits and/or access will have defined purposes and be scheduled in advance. Each Party will bear its own travel and lodging costs related to such meetings.

         (c) CURAGEN will give written notice to ROCHE and the Steering Committee upon Completion of the Discovery Project Data Set from each Discovery Project.

         (d) CURAGEN shall set up and maintain, throughout the Discovery Collaboration Term, a secure partition of its GeneScape(R) database and software for use by ROCHE and CURAGEN exclusively for the purposes of performing the Discovery Collaboration, and shall provide online electronic mail and telephone help during normal business hours in New Haven, CT, in the use thereof to ROCHE. CURAGEN and ROCHE shall jointly set up and maintain a secure connection to said partition of the GeneScape(R) database and software in order to give ROCHE on-line access thereto. ROCHE shall have no rights to use the GeneScape(R) database and software except as expressly set forth herein and shall have no rights to provide access to the GeneScape(R) database and/or other CURAGEN software or databases to Third Parties without the prior written consent of CURAGEN. In the event the Parties agree that a dedicated line or lines is or are needed to provide access, ROCHE shall be responsible for all costs associated therewith.

3.02 - Training

         ROCHE will assign six ROCHE individuals to become "internal experts" on the use of GeneScape(R) with the intent of having those individuals be the primary contacts with CURAGEN and having those individuals be available to provide internal training and support to ROCHE users. CURAGEN shall provide training to such internal experts (in the same training program to the extent reasonably practicable) in the amount that is commercially reasonable at no additional cost to ROCHE. CURAGEN will also provide training at CURAGEN's facilities to other ROCHE personnel involved in Discovery Projects upon request of ROCHE, with the time involved in such training being charged against ROCHE's FTE allocation.

3.03 - Discovery Plans

         Projected Discovery Plans (semi-annual for HLR and annual for RVI) for the Discovery Collaboration shall be agreed upon by the Parties no later than thirty (30) days after the date of execution hereof and shall include the initial Discovery Projects and plans to implement access to the GeneScape(R) database and software for ROCHE. Periodically during the Discovery Collaboration Term (no less than on a quarterly basis) or at any time on request of either ROCHE or CURAGEN, the Discovery Plan shall be updated by the Parties, either directly or through the Steering Committee, to reflect changes thereto as well as progress made to date on such plan and such revised Discovery Plan shall be approved by the Steering Committee no later than thirty (30) days following their receipt thereof. Nothing in this Agreement shall be interpreted as obligating ROCHE or CURAGEN to perform any additional work beyond that set forth in any approved Discovery Plan.

3.04 - Exclusivity

         [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

3.05 - Steering Committee(s)

         (a) Two Steering Committees, one for RVI Discovery Projects and one for HLR Discovery Projects, will be established by the Parties as provided below and will be responsible for the planning and monitoring of the Discovery Collaboration. In particular, the activities of the Steering Committees shall include:

                  (i) Approving Discovery Projects proposed by HLR or RVI and their associated Discovery Plans and establishing prioritization criteria for specific Discovery Projects, including explicit determination of proposed dates for experimental initiation and Completion;

                  (ii) Monitoring workflow, including experimental sample transfer, sample analysis and data quality control, database posting, data analysis and summarization, software installation (access), training and maintenance;

                  (iii) Monitoring of sample throughput, specific Discovery Project and overall Discovery Collaboration progress;

                  (iv) Ensuring timely disclosure of Discovery Project Inventions and the development and implementation of patenting strategies; and

                  (v) Assigning tasks and responsibilities taking into account each Party's respective specific capabilities and expertise in order to avoid duplication and enhance efficiency and synergies.

         (b) In addition, during the Discovery Collaboration, XXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXX].

3.06 - Composition of Steering Committees

         Within thirty (30) days following the execution of this Agreement, a separate Steering Committee shall be established for each of HLR and RVI. The task of each Steering Committee will be to direct and monitor the scientific activities to be conducted under the relevant part of the Discovery Collaboration. Each Steering Committee shall be composed of an equal number (but no more than three) representatives from each of CURAGEN and ROCHE. One representative of ROCHE will chair each respective Steering Committee. Except as set forth below, a Steering Committee member may delegate his/her duties to another employee of his/her organization. Each Party shall have the right to substitute their representatives at any time during the term of this Agreement by providing written notice to the other Party. However, substitution should be avoided whenever possible. Other employees of ROCHE or CURAGEN may attend meetings of the Steering Committee as needed. These other members will not participate in the decision process.

3.07 - Steering Committee Meetings

         The Steering Committees shall meet at least monthly, with such meetings to be held, alternately, in New Haven, Connecticut, and at ROCHE's facilities in Nutley, New Jersey, unless the Parties agree otherwise. Meetings may also be held by conference telephone or videoconference.

3.08 - Minutes of Steering Committee Meetings

         Each Steering Committee shall keep accurate minutes of its deliberations which shall include all proposed decisions and all actions recommended or taken. Drafts of minutes shall be delivered to the members of such Steering Committee within ten (10) days after any meeting. The Party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the Steering Committee members and shall be issued in final form only with the approval and agreement of the Steering Committee as evidenced by the signature on the minutes of a designated representative of each of CURAGEN and ROCHE.

3.09 - Quorum; Voting, Decisions

         At each Steering Committee meeting, at least two (2) members appointed by each Party present in person or by telephone shall constitute a quorum and decisions shall be made by majority vote. Each Steering Committee member shall have one vote on all matters before the Steering Committee provided that the member or members of each Party present at a Steering Committee meeting shall have the authority to cast the votes of any of such Party's members on the Steering Committee who are absent from the meeting. Notwithstanding the foregoing, the objective of the Parties to this Agreement is that decisions of the Steering Committee shall be made by consensus. However, except as otherwise set forth herein, in the event that a Steering Committee is unable to resolve any matter before it as set forth above, other than a matter of the type described in Article 3.05(b), such matter shall be resolved in good faith by the RVI Director of Research, in the case of the RVI-CURAGEN Steering Committee, and the Vice President of Preclinical Research & Development of HLR Inc., in the case of the HLR-CURAGEN Steering Committee.

3.10 - Expenses

         CURAGEN and ROCHE shall each bear all expenses of their respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

3.11 - Discovery Collaboration Term

         The initial term of the Discovery Collaboration hereunder shall be for a period of two (2) years with an option to extend the same for [XXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXX] by HLR or RVI or both, it being understood that [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].
The term of the Discovery Collaboration, as extended pursuant to this Article, is referred to herein as the "Discovery Collaboration Term."

3.12 - Conflict with Preexisting CURAGEN Projects

         Both Parties acknowledge that certain proposed Discovery Projects may be encumbered, due to a preexisting duty or obligation to third parties, in such a way as to prevent or restrict CURAGEN's ability to fully perform its obligations hereunder. ROCHE hereby agrees that CURAGEN may satisfy its obligations hereunder with respect to any such proposed Discovery Project by submitting to ROCHE a letter signed by an officer of CURAGEN certifying that such a proposed Discovery Project is subject to a preexisting duty or obligation by CURAGEN to a third party and cannot be undertaken because of such duty. CURAGEN represents and warrants to ROCHE that there is no such preexisting duty or obligation with respect to the Discovery Projects presented to CURAGEN prior to or upon the execution of this Agreement.

ARTICLE IV - DATA ACCESS; SOFTWARE ACCESS AND LICENSE

4.00 - ROCHE's Access to Discovery Project Data Sets and Discovery Project Inventions

         (a) RVI Products. Subject to compliance with Article VIII, and subject to CURAGEN's license and right of access as set forth in Article 4.01 and
Article IX, during the Discovery Collaboration Term and thereafter, RVI shall have exclusive access to each RVI Discovery Project Data Set for the purpose of discovering and developing RVI Products. In addition, for each RVI Discovery Project Data Set, CURAGEN grants to RVI a fully paid, worldwide, sole and exclusive license under the CURAGEN Collaboration Intellectual Property Rights and CURAGEN Background Inventions during the Discovery Collaboration Term and thereafter to use the Discovery Project Inventions related to such RVI Discovery Project Data Set for the purpose of discovering and developing RVI Products. RVI shall have the right to make RVI Discovery Project Data Sets available to Third Parties for the purpose of discovering and developing RVI Products.

         (b) HLR Human Products.

             (i) Subject to compliance with Article VIII, and subject to
                 CURAGEN's license and right of access as set forth in Article
                 4.01 and Article IX, for a period of one year beginning on the first day of the calendar quarter following the calendar quarter in which a particular HLR Discovery Project Data Set reaches Completion, HLR shall have exclusive access to such HLR Discovery Project Data Set for the purpose of discovering and developing HLR Human Products. In addition, CURAGEN grants to HLR a fully paid, worldwide, sole and exclusive license under the CURAGEN Collaboration Intellectual Property Rights and CURAGEN Background Inventions relating to such Discovery Project Data Set during such one year period to use Discovery Project Inventions related to such HLR Discovery Project Data Set for the purpose of discovering and developing HLR Human Products.

            (ii) HLR may (x) extend the exclusivity of the access and license granted by Article 4.00(b)(i) for any HLR Discovery Project Data Set and the Discovery Project Inventions related to such HLR Discovery Project Data Set for both HLR Human Health Products and HLR Human Diagnostic Products for up to two (2) additional one-year periods by written notice to CURAGEN given at least sixty (60) days prior to the end of the then current year of exclusivity of such access and license and upon payment with such notice of an extension fee of $250,000 for each year of extension, or (y) extend the exclusivity of the access and license granted by Article 4.00(b)(i) for any HLR Discovery Project Data Set and the Discovery Project Inventions related to such HLR Discovery Project Data Set for HLR Human Diagnostic Products only for up to two (2) additional one-year periods by written notice to CURAGEN given at least sixty (60) days prior to the end of the then current year of exclusivity of such access and license and upon payment with such notice of an extension fee of $75,000 for each year of extension.

           (iii) If at any time during the initial Discovery Collaboration Term (or any extension thereof) while HLR has exclusive access to an HLR Discovery Project Data Set under Article 4.00(b)(i) or 4.00(b)(ii)(x), HLR desires permanent sole and exclusive access to such HLR Discovery Project Data Set for the purpose of discovering and developing HLR Human Products, and a permanent exclusive license under the CURAGEN Collaboration Intellectual Property Rights and CURAGEN Background Inventions relating to such Discovery Project Data Set to use Discovery Project Inventions related to such HLR Discovery Project Data Set for the purpose of discovering and developing HLR Human Products, and an exclusive license pursuant to Article 8.00(c) for HLR Human Products under CURAGEN Collaboration Intellectual Property Rights arising from the specific HLR Discovery Project to which such HLR Discovery Project Data Set relates, HLR shall give written notice to CURAGEN, specifying the HLR Discovery Project Data Set involved. Such notice shall be accompanied by payment of a fee of One Million Dollars ($1,000,000) per HLR Discovery Project Data Set. Upon receipt of such notice and payment by CURAGEN, ROCHE's license under Article 8.00(c) shall become effective for both HLR Human Health Products and HLR Human Diagnostic Products for the CURAGEN Collaboration Intellectual Property Rights arising from the specific HLR Discovery Project to which such HLR Discovery Project Data Set relates and ROCHE's access and license under Article 4.00(b) for the specified HLR Discovery Project Data Set shall become permanent for both HLR Human Health Products and HLR Human Diagnostic Products. Should HLR elect not to exercise such option or take an exclusive license to the above, upon expiration of the exclusive period(s) HLR's access and rights under the licenses under Articles 4.00(b) and 8.00(b) shall be non-exclusive as set forth in Article 4.00(b)(v) and Article 8.00(b) without any payment of the $1,000,000 exclusivity fees mentioned above.

            (iv) Notwithstanding the provisions of Section 4.00(b)(iii), if at any time during the initial Discovery Collaboration Term (or any extension thereof) while HLR has exclusive access to an HLR Discovery Project Data Set under Article 4.00(b)(i) or 4.00(b)(ii), HLR desires permanent sole and exclusive access to such HLR Discovery Project Data Set for the purpose of discovering and developing HLR Human

                 Diagnostic Products, and a permanent exclusive license under the CURAGEN Collaboration Intellectual Property Rights and CURAGEN Background Inventions relating to such Discovery Project Data Set to use Discovery Project Inventions related to such HLR Discovery Project Data Set for the purpose of discovering and developing HLR Human Diagnostic Products and an exclusive license pursuant to Article 8.00(d) for HLR Human Diagnostic Products under CURAGEN Collaboration Intellectual Property Rights arising from the specific HLR Discovery Project to which such HLR Discovery Project Data Set relates, HLR shall give written notice to CURAGEN, specifying the HLR Discovery Project Data Set involved. Such notice shall be accompanied by payment of a fee of One Hundred Fifty Thousand Dollars ($150,000) per HLR Discovery Project Data Set. Upon receipt of such notice and payment by CURAGEN, ROCHE's license under
                 Article 8.00(d) shall become effective for HLR Human Diagnostic Products for the CURAGEN Collaboration Intellectual Property Rights arising from the specific HLR Discovery Project to which such HLR Discovery Project Data Set relates and ROCHE's access and license under Article 4.00(b) for the specified HLR Discovery Project Data Set shall become permanent for HLR Human Diagnostic Products. Should HLR elect not to exercise such option or take an exclusive license to the above, upon expiration of the exclusive period(s) HLR's access and rights under the licenses under Articles 4.00(b) and 8.00(b) shall be non-exclusive as set forth in Article 4.00(b)(v) and Article 8.00(b) without any payment of the $150,000 exclusivity fees mentioned above.

             (v) Upon expiration of the exclusivity of the access and license for any HLR Discovery Project Data Set as set forth under this
                 Article 4.00(b), (i) HLR shall retain non-exclusive access to such HLR Discovery Project Data Set, and (ii) CURAGEN shall, at such time, be deemed to have granted to HLR a fully paid, worldwide, non-exclusive license under the CURAGEN Collaboration Intellectual Property Rights and

                 CURAGEN Background Inventions relating to such Discovery Project Data Set to use the Discovery Project Inventions related to such HLR Discovery Project Data Set for the purpose of discovering and developing HLR Human Products.

            (vi) HLR shall have the right to make HLR Discovery Project Data
                 Sets available to Third Parties for the purpose of discovering and developing HLR Human Products.

         (c) In the event ROCHE elects, or is required, to disclose any Discovery Project Data or any Discovery Project Inventions to any third party, ROCHE shall use commercially reasonable efforts to avoid any disclosures that might compromise CURAGEN's intellectual property rights in such Discovery Project Data or Discovery Project Inventions or CURAGEN's development or commercialization of CURAGEN Products.

         (d) HLR and RVI shall: (x) not use Discovery Project Data Sets for any purpose other than as expressly provided for above; and (y) keep such Discovery Project Data Sets and related Discovery Project Inventions confidential, except as needed to apply for and maintain intellectual property protection and/or to exercise the licenses granted pursuant to this Article 4.00 and Article 8.00, including efforts relating to obtaining regulatory approval of the testing, manufacture and/or sale of ROCHE Products.

4.01 - CURAGEN's Access to Discovery Project Data Sets

         (a) Notwithstanding the exclusive rights granted to ROCHE pursuant to
Article 4.00, during the Discovery Collaboration Term and thereafter, CURAGEN shall have exclusive access to the Discovery Project Data Sets for the purpose of discovering and developing CURAGEN Products. In addition, ROCHE grants to CURAGEN a fully paid, worldwide, sole and exclusive license to use all Discovery Project Data Sets, the Discovery Project Data therein and related Discovery Project Inventions for discovering and developing CURAGEN Products.

         (b) During the period of exclusivity of ROCHE's access to any Discovery Project Data Set pursuant to Article 4.00, CURAGEN shall: (x) not use such Discovery Project Data Set for any purpose other than as provided for above; and
(y) keep such Discovery Project Data Set and related Discovery Project Inventions confidential, except as needed to apply for and maintain intellectual property protection and/or to exercise the licenses granted pursuant to this
Article 4.01 or Article IX, including efforts relating to obtaining regulatory approval of the testing, manufacture and/or sale of CURAGEN Products.

         (c) Subject to compliance by CURAGEN with Article IX and to ROCHE's licenses and access rights under Article 4.00 and Article VIII, upon the expiration of the period of exclusivity of ROCHE's access to any Discovery Project Data Set pursuant to Article 4.00, CURAGEN shall have non-exclusive access to such Discovery Project Data Set for any purpose. In addition, ROCHE shall, at such time, be deemed to have granted to CURAGEN a fully paid, worldwide, non-exclusive license to use such Discovery Project Data Set, the Discovery Project Data therein and related Discovery Project Inventions for any purpose, including without limitation, discovering and developing any product and making such Discovery Project Data Set available to Third Parties.

         (d) In the event CURAGEN elects, or is required, to disclose any Discovery Project Data or Discovery Project Inventions to any third party, CURAGEN shall use commercially reasonable efforts to avoid any disclosures that might compromise ROCHE's intellectual property rights in such Discovery Project Data or Discovery Project Inventions or ROCHE's development or commercialization of ROCHE Products.

4.02 - Software License

         Access to the software contained in the Discovery Tools hereunder, or any components thereof, is hereby granted according to the following terms:

         (a) Such software and display screens are protected by copyright, patent, trade secret and other intellectual property laws, CURAGEN hereby grants to ROCHE and its Affiliates a non-exclusive non-transferable license to access such software solely for the purposes of performing the Discovery Collaboration and during the Discovery Collaboration Term. ROCHE shall not copy such software or display screens except as occurs during the normal course of CURAGEN-provided access. ROCHE shall not reverse engineer, decompile or disassemble such software or display screens. Such software embodies trade secrets of CURAGEN that are considered Confidential Information of CURAGEN and subject to the confidentiality provisions hereof.

         (b) Any access to databases or other software of CURAGEN after the expiration of the Discovery Collaboration Term shall be provided only pursuant to written agreement of the Parties, unless otherwise provided herein.

ARTICLE V - FUNDING OF DISCOVERY COLLABORATION

5.00 - FTE Fees, Initial Term

         In consideration of CURAGEN's performance of the Discovery Collaboration, during the Discovery Collaboration Term, ROCHE will pay CURAGEN an amount equal to [XXXXX] per FTE - up to a maximum of [XXXXXXX] during the initial term hereof. (As mentioned hereinabove, ROCHE anticipates utilizing [XXXXX] FTE's, as enumerated in Article 3.0(b) above during calendar year 1999, resulting in a total payment for FTE's of [XXXXXXXXXXX]. This 1999 FTE payment [XXXXXXXXXXXXXXXXXXXXXXXXX]. The remaining [XXXXXXXXXXXXXX] (as well as any other FTE payment to be made hereunder) will be paid to CURAGEN [XXXXXXXXXXXXXXXXXXXXXXXXX]. In this connection, it is understood that since said FTE's will be allocated among RVI and HLR, CURAGEN will receive separate payments from each such entity commensurate with the number of FTE's allocated to said entity at any time during the relevant period. As such CURAGEN will keep separate accountings on behalf of RVI and HLR (the keeping of such separate accountings is in no way to be construed as requiring CURAGEN to maintain separate bank accounts for each of RVI and HLR).

5.01 - FTE Throughput

         Attached hereto as Exhibit 2 are the approximate anticipated annual throughput specifications for GeneCalling(TM), PathCalling(TM) and SeqCalling(TM) assuming an overall level of 20 FTEs for each of such technologies. The Parties anticipate achieving throughput at approximately this level, but acknowledge that actual results will depend on the actual projects undertaken.

5.02 - Access Fees - Initial Term

         In addition to the above FTE payments, ROCHE shall make a [XXXXXXXX] to CURAGEN of [XXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX]. In addition, HLR and RVI and their Affiliates shall have [XXXX] Rodent SeqCalling(TM) and GeneCalling(TM) databases, and [XXXX] to the PathCalling(TM) database for the purpose of discovering and developing ROCHE Products. Such access shall be available during the initial two (2) year term hereof [XXXXXXXXXXXXX]. For purposes hereof, XXXXXXXXXXXXXXXXXXXXXXXXXXX]. In addition, [XXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXX].

5.03 - Option Term  FTE and DataBase Access Fees

         In the event that either RVI or HLR, or both, elect to exercise their option(s) to extend this Agreement for [XXXXXXXXXXXX] pursuant to Article 3.11, not to exceed the above-mentioned [XXXXXXXXXX], during the period of extension
(i) the FTE fees shall be [XXXXXXXXXXXXXXXXXX] per FTE per year, and (ii) the Combined Discovery Tool and Database access fee shall be [XXXXXXXXXXXXX] for the first renewal term and no more than [XXXXXXXXXXXXXXXXXXX] for each renewal term thereafter for RVI, and shall be [XXXXXXXXXXXXXXXXX] for HLR for the first renewal term and [XXXXXXXXXXXXXXXXXXXXXXX] for HLR for each renewal term thereafter. FTE fees shall continue to be payable [XXXXXX]. The Discovery Tool access fee and Database access fee shall be payable on an [XXXXXXXXXXX] any such renewal period.

ARTICLE VI - TREATMENT OF CONFIDENTIAL INFORMATION

6.00 - Confidential Information

         During the course of the Discovery Collaboration each Party may disclose to the other proprietary technical and business information. Such information that is disclosed in writing and marked "Confidential" (or with words of similar meaning), or which is disclosed orally with a subsequent written designation of such oral information as confidential, within sixty (60) days of the oral disclosure, is referred to herein as "Confidential Information."

         Except as expressly permitted hereunder, the receiving Party shall keep confidential all Confidential Information of the other Party and will not disclose such Confidential Information of the other Party to Third Parties by publication or otherwise. Each Party shall take reasonable steps to ensure that all of its employees and consultants shall protect and use Confidential Information of the other Party only in accordance with the terms hereof. Each Party further agrees not to use Confidential Information of the other Party for any purpose other than as expressly permitted hereunder. Such obligations of confidentiality and non-use shall remain in effect for a period of ten (10) years after the receipt of any such Confidential Information or, in the case of Confidential Information related to a license granted pursuant to Article VIII or IX, upon the termination or expiration of the relevant provisions of this Agreement, whichever event is later. Notwithstanding the foregoing, it is understood and agreed that the receiving Party's obligations of confidentiality and nonuse herein shall not apply to any information which:

         (a) is, at the time of disclosure by the disclosing Party hereunder, or thereafter becomes, a part of the public domain or publicly known or available through no fault or negligence of the receiving Party or any of its Affiliates; or

         (b) was otherwise in the receiving Party's lawful possession prior to disclosure by the disclosing Party, as demonstrated by the receiving Party's written records relative to such information; or

         (c) is lawfully disclosed to the receiving Party or any of its Affiliates on a non-confidential basis by a third party who is not in violation of an obligation of confidentiality to the disclosing Party relative to such information; or

         (d) was required by law to be disclosed; or

         (e) was independently developed by the receiving Party or an Affiliate without the use of any of the disclosing Party's Confidential Information; or

         (f) is required to be disclosed by a governmental or judicial order.

6.01 - Publications

         It is expected that each Party may wish to publish the results of its research under this Agreement. Contributions by the other Party shall be acknowledged in any publication by the publishing Party. In order to safeguard intellectual property rights, the Party wishing to publish or otherwise publicly disclose the results of its research hereunder shall first submit a draft of any proposed manuscript to the appropriate Steering Committee for review, comment and consideration of appropriate patent application preparation activity at least sixty (60) days prior to any submission for publication or other public disclosure. The Steering Committee will advise the Party seeking publication as to whether a patent application will be prepared and filed or whether trade secret protection should be pursued. The Steering Committee will, in cooperation with both Parties, determine the appropriate timing and content of any such publications. The Steering Committee can, in its discretion, request that the publishing Party delay publication for up to an additional sixty (60) days for the purpose of preparation of an appropriate patent application(s). In addition, any Party can require the deletion of Confidential Information of such Party from any publication of another Party.

6.02 - Press Release and Regulatory Filings

         The Parties shall mutually agree on a press release announcing the execution of this Agreement. Once any written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosures of the contents of such statement without the further approval of the other Party. Nothing in this Agreement shall be construed to prohibit either party from disclosing factual information or data relating to this Agreement which may be required by law to be disclosed.

ARTICLE VII - INTELLECTUAL PROPERTY RIGHTS AND THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

7.00 - ROCHE Proprietary Material

         ROCHE Proprietary Material shall remain the property of ROCHE. CURAGEN shall use such ROCHE Proprietary Material only for the purpose of conducting the Discovery Collaboration hereunder and shall not transfer or disclose ROCHE Proprietary Material to any Third Party.

7.01 - Data

         All data generated by CURAGEN and ROCHE in the course of performance of the Discovery Collaboration, including Discovery Project Data Sets, shall be owned by ROCHE. The Parties' rights to use Discovery Project Data Sets shall be subject to the provisions of this Agreement.

7.02 - Inventions

         Each Party shall promptly disclose to the other Party all Discovery Project Inventions. Ownership of all Discovery Project Inventions, and Patent Rights based thereon, shall vest with ROCHE for all inventions relating solely to ROCHE Products and with CURAGEN for all inventions relating solely to CURAGEN Products, and jointly for all inventions relating to both ROCHE Products and CURAGEN Products. ROCHE and CURAGEN warrant that their employees, including non-employees working for ROCHE on ROCHE's behalf or for CURAGEN on CURAGEN's behalf, are under obligation to assign their rights to ROCHE or CURAGEN as the case may be. ROCHE and CURAGEN will use commercially reasonable efforts to secure such assignments from all future employees or persons working on their behalf.

7.03 - Filing Prosecution and Maintenance of Patent Rights for Discovery Project Inventions Relevant to ROCHE Products

         ROCHE shall, at ROCHE's expense, have sole responsibility hereunder to file, prosecute and maintain patents on all Discovery Project Inventions pertaining primarily to ROCHE Products. CURAGEN agrees to provide reasonable assistance and cooperation to ROCHE to facilitate such filing, prosecution and maintenance. CURAGEN shall be informed within thirty (30) days after issuance of any such patent.

         In the event ROCHE elects to discontinue patent protection for any Discovery Project Invention, or part thereof, subject to this Article 7.03, CURAGEN may assume the prosecution of any such patent application at its own expense; provided, however, that if ROCHE has permanent exclusive rights to such Discovery Project Invention and permanent exclusive access to the Discovery Project Data Set from which such Discovery Project Invention arose, then ROCHE may certify to CURAGEN that ROCHE wishes to maintain such Discovery Project Invention as a trade secret, in which event CURAGEN shall not have the right to assume prosecution of such patent application. In case CURAGEN does not wish to assume the prosecution of any such patent application ROCHE elected to discontinue, then ROCHE shall be free to abandon or license or sell such patent application, subject to ROCHE's obligations under this Agreement.

7.04 - Filing, Prosecution and Maintenance of Patent Rights for Discovery Project Inventions Relevant to CURAGEN Products

         CURAGEN shall, at CURAGEN's expense, have sole responsibility hereunder to file, prosecute and maintain patents on all Discovery Project Inventions pertaining primarily to CURAGEN Products. ROCHE agrees to provide reasonable assistance and cooperation to CURAGEN to facilitate such filing, prosecution and maintenance. CURAGEN agrees that any such preparation, filing, prosecution and maintenance shall be conducted diligently and that ROCHE shall be kept fully informed of the progress thereof and provided with copies of all material documents pertaining thereto for ROCHE owned Discovery Project Inventions prosecuted by CURAGEN.

7.05 - Preventing Loss of Patent Rights

         The Parties shall mutually agree prior to either Party taking any action which would (a) permit any patent application or patent within the Patent Rights to lapse; or (b) amend any patent application or patent within the Patent Rights so as to irrevocably limit or change the lawful scope of such patent Rights; provided, however, that such obligation shall not apply to any Patent Rights being prosecuted by one party in which that party has exclusive rights (either by ownership or license) hereunder.

7.06 - Conflicting Applications

         In the event a Discovery Project Invention is relevant to both ROCHE Products and CURAGEN Products, ROCHE will have first and primary responsibility for seeking patent protection pursuant to Article 7.03, and ROCHE will use commercially reasonable efforts to seek protection for all CURAGEN Products and all ROCHE Products in patents claiming such Discovery Project Inventions.

7.07 - Notice of Infringement

         If, during the term of this Agreement, either Party learns of any infringement or threatened infringement by a Third Party of the patents within Patent Rights which affects rights licensed to ROCHE or CURAGEN hereunder, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

7.08 - Infringement Litigation

         ROCHE shall have the first right (but not the obligation), at its own expense, to bring suit (or other appropriate legal action) against any actual or suspected infringement of the Patent Rights owned by ROCHE. CURAGEN shall have the first right (but not the obligation), at its own expense, to bring suit (or other appropriate legal action) against any actual or suspected infringement of the Patent Rights owned by CURAGEN. With respect to Patent Rights that are jointly owned, ROCHE shall have the first right (but not the obligation), at its own expense, to bring suit (or other appropriate legal action) against any actual or suspected infringement of the Patent Rights by a product that is a ROCHE Product and CURAGEN shall have the first right (but not the obligation), at its own expense, to bring suit (or other appropriate legal action) against any actual or suspected infringement of the Patent Rights by a product that is a CURAGEN Product. If the Party given the first right does not take such action with respect to a jointly owned Patent Right within one hundred twenty (120) days after written notice from the other Party of the infringement, then the other Party shall have the right (but not the obligation), at its own expense, to bring suit against such infringement. The Party bringing the suit shall have the right to settle such suit. Any amount recovered, whether by judgment or settlement, shall first be applied to reimburse the costs and expenses (including attorneys' fees) of the Party bringing suit, then to the costs and expenses (including attorneys fees), if any, of the other Party. Any amounts remaining shall be allocated to each party in accordance with each Party's damages incurred on account of such infringement, calculated in accordance with United States laws pertaining to patent damages.

7.09 - Cooperation

         Each Party shall, at the expense of the Party bringing any suit, execute all papers and perform such other acts as may be reasonably required to maintain any infringement suit brought in accordance with Article 7.08 above (including giving legal consent for bringing such suit, and agreeing to be named as a plaintiff or otherwise joined in such suit), and at its option and expense, may be represented in such suit by counsel of its choice.

ARTICLE VIII - COMMERCIAL LICENSES TO ROCHE

8.00 - ROCHE Products

         (a) Subject to Article 8.00(e), CURAGEN grants to ROCHE and its Affiliates a [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXX].
         (b) Subject to Article 8.00(e), CURAGEN grants to ROCHE and its Affiliates [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXX].
         (c) Subject to Article 8.00(e), effective upon the exercise of each option under Article 4.00(b)(iii) and payment of the fee specified therein, [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXX].
         (d) Subject to Article 8.00(e), effective upon the exercise of each option under Article 4.00(b)(iv) and payment of the fee specified therein, XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXX].
         (e) At any time ROCHE identifies an RVI Product or HLR Human Product, ROCHE shall give written notice to CURAGEN and shall describe and identify such

ROCHE Product in such notice. The licenses granted by Articles 8.00(a), (b), (c) and (d) shall not include rights under any CURAGEN Background Inventions that have been previously licensed, at the time such notice is received by CURAGEN, to Third Parties for the type of product (i.e., Human Health Product, HLR Human Diagnostic Product, Animal Nutrition and Health Product, or Animal Diagnostic Product) identified by ROCHE in such notice except to the extent permitted by any such previously granted license.

8.01 - Sublicenses

         ROCHE shall have the right to grant sublicenses under any portion of the licenses granted by CURAGEN in Article 8.00(a), Article 8.00(b), Article 8.00(c) and Article 8.00(d) above; provided, however, that ROCHE remains obligated to ensure any sub-licensee's payment of bonus payments and royalties to CURAGEN pursuant to this Article.

8.02 - Royalty Payments for ROCHE Products that are Animal Diagnostic Products

         ROCHE shall pay CURAGEN a royalty of between [XXXXXXXXX] of each RVI product that is an Animal Diagnostic Product, with the final royalty for each product to be negotiated in good faith considering the competitive environment, market size and anticipated sales volume, as well as such other market factors as may be relevant. In the event the Parties are not successful in determining the final royalty for any product, the matter shall be resolved pursuant to
Article 11.06.

8.03 - Royalty Payments for ROCHE Products that are Animal Nutrition and Health Products

         ROCHE shall pay CURAGEN a royalty of [XXXXXXXXX] of each RVI product that is an Animal Nutrition and Health Product, with the final royalty for each product to be negotiated in good faith considering the competitive environment, market size and anticipated sales volume, as well as such other market factors as may be relevant. In the event the Parties are not successful in determining the final royalty for any product, the matter shall be resolved pursuant to
Article 11.06.

8.04 - Royalty Payments for ROCHE Products that are Human Diagnostics Products

         ROCHE shall pay CURAGEN a royalty of [XXXXXXXXX] of each HLR Human Diagnostic Product, with the final royalty for each product to be negotiated in good faith considering the competitive environment, market size and anticipated sales volume, as well as such other market factors as may be relevant. In the event the Parties are not successful in determining the final royalty for any product, the matter shall be resolved pursuant to Article 11.06. It is agreed that royalties on Net Sales of a given HLR Human Diagnostic Product used for the diagnosis of a particular disease shall not exceed 3% of Net Sales regardless of whether such HLR Human Diagnostic Product infringes the claims of one or more Patent Rights, or its discovery or development incorporates or makes material use of one or more Discovery Project Data Sets.

8.05 - Royalty Payments for Products that are HLR Human Health Products

         ROCHE shall pay CURAGEN a royalty of [XXXXXXXXX] of each HLR Human Health Product, to be at the highest applicable rate below:

         (a) Target Identification: [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

         (b) Candidate for Clinical Development:
[XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXX].

         (c) Clinical Development: [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

         (d) For purposes of Article 8.05 (b) and 8.05(c), use of data or information in connection with new indications for an existing product that is not otherwise an HLR Human Health Product will be treated as use of such data or information in the optimization, selection or testing of such product.

[XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

8.06 - ROCHE Right of First Negotiation for CURAGEN Human Health Products

         During the term of the Discovery Collaboration, in the event that CURAGEN determines to undertake a program to develop and commercialize for itself or to license to any Third Party rights to make, use, offer for sale, sell and import any CURAGEN Human Health Product, CURAGEN shall give written notice to ROCHE, specifying in reasonable detail the rights CURAGEN intends to license or the CURAGEN Human Health Product CURAGEN intends to develop (the "CURAGEN Notice"). ROCHE shall have sixty (60) days after the date of the CURAGEN Notice to provide a written response to CURAGEN ("ROCHE Response") as to whether or not it wishes to enter into negotiations with CURAGEN concerning such CURAGEN Human Health Product. If CURAGEN does not receive a ROCHE Response within such sixty (60) day period or if ROCHE declines to enter into negotiations, CURAGEN shall thereafter have the right, alone or in collaboration with a Third Party, to pursue development, commercialization or licensing of the rights which were the subject of the CURAGEN Notice, free of any restriction or limitation, or duty to ROCHE whatsoever other than bonus payments and royalties payable under Article IX. If the ROCHE Response states that ROCHE wishes to enter into negotiations with CURAGEN, the parties shall negotiate in good faith the licensing of such rights to ROCHE for a period of ninety (90) days from the date of the ROCHE Response.

         If the parties do not agree upon and execute a written agreement for such rights within such ninety (90) day period, as such period may be extended by written agreement of both parties, ROCHE shall set forth in writing in detail its "last best offer" with respect to such licensing of rights. If CURAGEN does not accept such last best offer, CURAGEN will furnish ROCHE with a written statement that it rejects such last best offer, and CURAGEN shall thereafter have the right, alone or in collaboration with a Third Party, to pursue development, commercialization or licensing of the rights which were the subject of the CURAGEN Notice, but only on terms reasonably believed by CURAGEN to be more favorable in the aggregate to CURAGEN than ROCHE's last best offer.

8.07 - Bonus Payments

               (i) In addition to the foregoing payments, ROCHE shall also make the following bonus payments to CURAGEN for each ROCHE Product [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
                   XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
                   XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
                   XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX]

         All such payments shall be made to CURAGEN within thirty (30) days of the event specified above. For each Animal Nutrition and Health Product which can be sold in any country without a NADA filing or NADA approval, the bonus payments required for NADA filing and NADA approval shall be made upon the first commercial sale of such Animal Nutrition and Health Product in any country. [XXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX]

            (ii) Payment Limitations.  For a given ROCHE Product, [XXXXXXXXXXXXX
                 -------------------
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXX].

8.08 - Royalty Reductions

         If ROCHE makes any royalty payment to a Third Party on sales in a given country of an RVI Product or HLR Human Product [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXX]

8.09 - Remittance of Payments

         The royalties due under this Article VIII shall be calculated quarterly as of March 31, June 30, September 30, and December 31 and shall be paid within sixty (60) days after the end of each quarterly period in which such royalties are earned during the period of time that such royalties are accrued. With each such quarterly payment, CURAGEN shall receive from ROCHE and/or its Affiliates a royalty statement setting forth on a country-by-country and ROCHE Product-by-ROCHE Product basis, the relevant sales information, including at least the total Net Sales of each ROCHE Product in each country, the calculation of such Net Sales and the royalty payable to CURAGEN.

8.10 - Foreign Currency Conversions

         All payments to be made under this Agreement, including the royalties payable to CURAGEN by ROCHE, shall be paid by ROCHE within the time period set forth above in U.S. dollars by wire transfer or other mutually acceptable means to a bank account designated by CURAGEN, and where appropriate, following receipt by ROCHE of an invoice for the same from CURAGEN. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows:

         (a) when calculating the Net Sales in each quarter, the amount of such sales in foreign currencies shall be converted into Swiss Francs as computed in ROCHE's central Swiss Francs sales statistics for the countries concerned, using the average monthly rate of exchange at the time for such currencies as retrieved from the Reuters System.

         (b) when calculating the royalties on Net Sales, such conversion shall be at the average rate of the Swiss Franc to the United States currency as retrieved from the Reuters System for the applicable quarter.

8.11 - Taxes Withheld

         Any income or other tax that ROCHE or any of its Affiliates, Licensees or Licensors is required by a government agency to withhold and pay on behalf of CURAGEN with respect to the royalties payable under this Agreement shall be deducted from and offset against said royalties prior to remittance to CURAGEN; provided, however, that in regard to any tax so deducted, ROCHE shall give or cause to be given to CURAGEN such assistance as may reasonably be necessary to enable CURAGEN to claim exemption therefrom or credit therefor, and in each case shall furnish CURAGEN proper evidence of the taxes paid on CURAGEN's behalf.

8.12 - License Term Subject to Royalty Payments

         The term of any license granted hereunder ("License Term") pursuant to which ROCHE, its Affiliates or sublicensees are obligated to pay royalties to CURAGEN shall, with respect to each ROCHE Product, be on a country-by-country basis until the later of [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXX].

8.13 - Records Retention.  Audits

         ROCHE, its Affiliates and sublicensees shall keep, for three (3) years from the date of each payment of royalties, complete and accurate records of sales by ROCHE and it Affiliates and sublicensees of each ROCHE Product in sufficient detail to allow the accruing royalties to be determined accurately. CURAGEN shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to notify ROCHE that it wishes to conduct an audit.

         At CURAGEN's expense, except as specified below, CURAGEN or its authorized independent public accountant has the right to engage ROCHE's independent public accountant to perform, on behalf of CURAGEN or its independent public accountant, an audit, conducted in accordance with generally accepted auditing standards in the United States of America, of such books and records of ROCHE that are deemed necessary by ROCHE's independent public accountants to report on Net Sales of the product for the period or periods requested by CURAGEN. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time, upon at least thirty (30) working days' prior written notice, and shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with ROCHE's normal business activities.

         The failure of CURAGEN to request verification of any royalty calculation during the above-mentioned three (3) year period when records have to be retained shall be considered acceptance of the accuracy of such reporting.

         In the event that such audit shall indicate that in any calendar year the royalties which should have been paid by ROCHE are greater than those which were actually paid by ROCHE, then ROCHE shall promptly pay the underpaid amount to CURAGEN and, if the royalties which should have been paid are at least five percent (5%) greater than the amount actually paid, shall also reimburse CURAGEN for the reasonable cost of such audit. In the event that such audit shall indicate that in any calendar year the royalties which were actually paid by ROCHE are greater than those which should have been paid, then CURAGEN shall promptly reimburse ROCHE with such overpaid amount.

ARTICLE IX - COMMERCIAL LICENSES TO CURAGEN

9.00 - License to CURAGEN for CURAGEN Products.

         ROCHE hereby grants to CURAGEN, [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

9.01 - License to CURAGEN where ROCHE has Non-Exclusive Rights.

         ROCHE hereby grants to CURAGEN, [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

9.02 - Deblocking Licenses to CURAGEN.

         In connection with the grant of a license to CURAGEN pursuant to
Article 9.00 and 9.01 above, upon written request of CURAGEN, ROCHE shall grant to CURAGEN, a worldwide, non-exclusive license to any ROCHE Background Inventions solely to the extent necessary to allow CURAGEN to practice the licenses granted to CURAGEN herein.

9.03 - Royalty Payments for Products that are CURAGEN Human Health Products

         CURAGEN shall pay ROCHE a royalty [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

9.04 - Bonus Payments

         (i) In addition to the foregoing payments CURAGEN shall also make the following bonus payments to ROCHE [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

         (ii) Payment Limitations. For a given CURAGEN Human Health Product, CURAGEN will make each payment under Article 9.04 [XXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

9.05 - Remittance of Payments

         The royalties due under this Article IX shall be calculated quarterly as of March 31, June 30, September 30, and December 31 and shall be paid within sixty (60) days after the end of each quarterly period in which such royalties are earned during the period of time that such royalties are accrued. With each such quarterly payment, ROCHE shall receive from CURAGEN a royalty statement setting forth on a country-by-country and CURAGEN Human Health Product-by-CURAGEN Human Health Product basis, the relevant sales information, including at least the total Net Sales of each CURAGEN Human Health Product in each country, the calculation of such Net Sales and the royalty payable to ROCHE.

9.06 - Foreign Currency Conversions

         All payments to be made under this Agreement, including the royalties payable to ROCHE by CURAGEN, shall be paid by CURAGEN within the time period set forth above in U.S. dollars by wire transfer or other mutually acceptable means to a bank account designated by ROCHE. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows:

         (a) when calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into US Dollars, using the average monthly rate of exchange at the time for such currencies as retrieved from the Reuters System.

         (b) when calculating the royalties on Net Sales, royalty shall be payable on Net Sales converted into dollars as set forth in the preceding paragraph.

9.07 - Taxes Withheld

         Any income or other tax that CURAGEN or any of its Affiliates, Licensees or Licensors is required by a government agency to withhold and pay on behalf of ROCHE with respect to the royalties payable under this Agreement shall be deducted from and offset against said royalties prior to remittance to ROCHE; provided, however, that in regard to any tax so deducted, CURAGEN shall give or cause to be given to ROCHE such assistance as may reasonably be necessary to enable ROCHE to claim exemption therefrom or credit therefor, and in each case shall furnish ROCHE proper evidence of the taxes paid on ROCHE's behalf.

9.08 - License Term Subject to Royalty Payments

         The term of any license granted hereunder pursuant to which CURAGEN is obligated to pay royalties to ROCHE shall, with respect to each CURAGEN Human Health Product, be on a country-by-country basis until [XXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

9.09 - Records Retention.  Audits

         CURAGEN, its Affiliates and sublicensees shall keep, for three (3) years from the date of each payment of royalties, complete and accurate records of sales by CURAGEN and it Affiliates and sublicensees of each CURAGEN Product in sufficient detail to allow the accruing royalties to be determined accurately. ROCHE shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to notify CURAGEN that it wishes to conduct an audit.

         At ROCHE's expense, except as specified below, ROCHE or its authorized independent public accountant has the right to engage CURAGEN's independent public accountant to perform, on behalf of ROCHE or its independent public accountant, an audit, conducted in accordance with generally accepted auditing standards in the Untied States of America, of such books and records of CURAGEN that are deemed necessary by CURAGEN's independent public accountants to report on Net Sales of the product for the period or periods requested by ROCHE. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time, upon at least thirty (30) working days' prior written notice, and shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with CURAGEN's normal business activities.

         The failure of ROCHE to request verification of any royalty calculation during the above-mentioned three (3) year period when records have to be retained shall be considered acceptance of the accuracy of such reporting.

         In the event that such audit shall indicate that in any calendar year the royalties which should have been paid by CURAGEN are greater than those which were actually paid by CURAGEN, then CURAGEN shall promptly pay the underpaid amount to ROCHE and, if the royalties which should have been paid are at least five percent (5%) greater than the amount actually paid, shall also reimburse ROCHE for the reasonable cost of such audit. In the event that such audit shall indicate that in any calendar year the royalties which were actually paid by CURAGEN are greater than those which should have been paid, then ROCHE shall promptly reimburse CURAGEN with such overpaid amount.

ARTICLE X - TERMINATION

10.00 - Early Termination

         Any Party may terminate the Discovery Collaboration without cause at its sole discretion upon six (6) months prior written notice to the other Party; provided, however, that neither party shall have the right to terminate the Discovery Collaboration prior to conclusion of the initial two-year term hereof. For the avoidance of doubt, either RVI or HLR may terminate its participation in the Discovery Collaboration with no impact on such participation by the other. In the event that either of HLR or RVI terminates its participation under this Agreement and the number of CURAGEN FTE's engaged in the Discovery Collaboration is thereby reduced, the funding hereunder shall be adjusted appropriately.

10.01 - Effects of Early Termination Upon Rights of the Parties

         Any termination of the Discovery Collaboration under Article 10.00 shall be without prejudice to the rights of any Party then accruing or otherwise accrued under this Agreement. Upon any such termination, all remaining ROCHE Proprietary Materials or CURAGEN Proprietary Materials provided to the other Party hereunder shall be destroyed or returned to the providing Party, except to the extent any such materials are subject to a surviving license or right of use hereunder. CURAGEN shall, in addition, comply with the requirements of Article 10.02.

10.02 - Post - Termination Access to GeneScape(R)

         In the event the Discovery Collaboration is terminated by CURAGEN under
Article 10.00, ROCHE and its Affiliates [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

10.03 - Termination with Cause

         This Agreement and the licenses granted by one Party to the other hereunder may be terminated upon any breach by the other Party of any material obligation or condition, effective thirty (30) days after giving written notice to the breaching Party of such termination in the case of a payment breach and sixty (60) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if the default or breach is cured or shown to be non-existent within the aforesaid thirty (30) or sixty (60) day period, the notice shall be deemed automatically withdrawn and of no effect.

10.04 - Termination Following Bankruptcy

         If either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement by notice to such Party.

10.05 - Termination on Acquisition

         In accordance with the following provisions in this Article 10.05, if either CURAGEN or ROCHE (the "Acquired Party") shall sell all or substantially all of its assets in the line of business to which this Agreement pertains or shall be a party to a merger or consolidation as a result of which shareholders owning the shares of such party immediately before the transaction do not own a majority of the shares of the surviving entity in such merger or consolidation immediately after such transaction (in either case, an "Acquisition"), then the other Party (the "Non-Acquired Party") shall have the right to terminate this Agreement in connection with the Acquisition. If either Party expects to be a party to an Acquisition, to the extent possible such Party shall provide to the Non-Acquired Party prompt prior written notice of such expected event, together with such information with respect thereto as the Non-Acquired Party shall reasonably request, which information the Non-Acquired Party shall request in writing within 10 days of such written notice. Within 10 days of receipt of such notice and information, the Non-Acquired Party shall give written notice to the Acquired Party as to whether or not the Non-Acquired Party intends to terminate this Agreement in connection with such Acquisition. If the Non-Acquired Party does not give a written response within such 10 days, or if the Non-Acquired Party's written response indicates it will not terminate this Agreement in connection with the Acquisition, then the Non-Acquired Party will have no right to terminate this Agreement in connection with the Acquisition. If the Non-Acquired Party's response indicated it intends to terminate this Agreement in connection with the Acquisition, then the Acquired Party shall notify the Non-Acquired Party of the effectiveness of the Acquisition and the Non-Acquired Party shall have the right, exercisable within 10 days after receipt of the Acquired Party's notice to the Non-Acquired Party of the effectiveness of such Acquisition, to immediately terminate this Agreement. Any Discovery Project in progress at the time of termination shall be completed. Any termination under this Article 10.05 shall be without liability or any further obligation of either party. All licenses granted hereunder (and the corresponding royalty and milestone obligations) shall survive termination under this Article 10.05.

10.06 - Effect of Termination under Article 10.03

         Upon termination of this Agreement under Article 10.03 by a Party, all relevant licenses granted by the terminating Party to the breaching Party hereunder shall terminate automatically. In addition, upon any termination pursuant to Article 10.03, the breaching Party shall be deemed without any further action to have forfeited its rights to further access the Discovery Project Data Sets or to utilize any Target or Optimization Panel.

10.07 - Obligations

         All Parties shall remain liable for all obligations accruing prior to the date of termination.

10.08 - Remedies

         If either Party shall fail to perform or observe its material obligations, or otherwise breaches any of its material obligations under this Agreement, in addition to any right to terminate this Agreement, the non-defaulting Party shall have the right to any other relief or remedies available under law or equity.

10.09 - Surviving Provisions

         Notwithstanding any provision herein to the contrary, the rights and obligations set forth in Article VI hereof, as well as in Articles 4.00, 4.01 and Articles VII, VIII, IX, X and XI, shall survive the normal expiration, early termination or termination upon Acquisition of this Agreement; provided, however, that if this Agreement is terminated due to breach by ROCHE, ROCHE shall have no continuing rights under Article 4.00 or Article VIII, and if this Agreement is terminated due to breach by CURAGEN, CURAGEN shall have no continuing rights under Article 4.01 or Article IX.

ARTICLE XI - MISCELLANEOUS

11.00 - CURAGEN Representations and Covenants

         CURAGEN represents and warrants that: (i) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate CURAGEN corporate actions; (ii) CURAGEN is under no obligation which is inconsistent with this Agreement, except as specifically set forth herein; (iii) CURAGEN has the full right and legal capacity to grant the rights to ROCHE set forth in Article VIII, and that (iv) CURAGEN's GeneScape(R) software is "Year 2000" compliant to the extent that CURAGEN is responsible for creation of the GeneScape(R) executable code, i.e., the Genescape(TM) executable code created by CURAGEN will properly record, store and process dates, and calculate spans of time between dates, on and following January 1, 2000. (The GeneScape(R) system is dependent on software from a variety of vendors including but not limited to: (a) the Solaris Operating System (and associated compilers); (b) the Oracle relational database system; and (c) the Oracle Web Server. While CURAGEN is making reasonable effort to insure that the externally supplied software on which CURAGEN depends is Year 2000 compliant, CURAGEN does not warrant against a GeneScape(R) failure as a result of non-compliance on the part of one or more of its external suppliers. CURAGEN also does not warrant the compliance of other providers that may affect ROCHE's ability to use GeneScape(R) including those portions of the internet beyond CURAGEN's control and the computing platform and web browsing software in use by ROCHE.) CURAGEN covenants that (i) CURAGEN will obtain from its employees and consultants rights of assignment with respect to all Discovery Project Inventions; and (ii) CURAGEN will not, without ROCHE's prior written consent, enter into any agreement with any third party that would prevent CURAGEN's performance of CURAGEN's obligations to ROCHE under this Agreement.

11.01 - ROCHE Representations and Covenants

         ROCHE represents and warrants that: (i) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate ROCHE corporate actions; (ii) ROCHE is under no obligation which is inconsistent with this Agreement; and (iii) ROCHE has the full right and legal capacity to grant the rights to CURAGEN set forth to
Article IX. ROCHE covenants that (i) ROCHE will obtain from its employees and consultants rights of assignment with respect to all Discovery Project Inventions; and (ii) ROCHE will not, without CURAGEN's prior written consent, enter into any agreement with any third party that would prevent ROCHE's performance of ROCHE's obligations to CURAGEN under this Agreement.

11.02 - Entire Agreement

         The Parties agree that the provisions contained in this Agreement constitute the entire agreement between the Parties with respect to the subject matter and supersede all previous communications, representations and agreements (whether verbal or written) between the Parties with respect to the subject matter hereof, including, without limitation, the LOI.

11.03 - No Warranties

         (a) Nothing in this Agreement is or shall be construed as:

             (i) a warranty or representation by either Party as to the validity or scope of any application or patent within the Patent Rights;

             (ii) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

         (b) Except as expressly set forth above in this Agreement,

         NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS, OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

11.04 - Liability

         NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

11.05 - Notices

         Any notices, requests, deliveries, approvals or consents required or permitted to be given under this Agreement to RVI, HLR or CURAGEN shall be in writing and shall be personally delivered or sent by facsimile (with written confirmation to follow via United States first class mail), overnight courier providing evidence of receipt or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such address as may be specified in writing to the other Party hereto):

         If to CURAGEN:            CuraGen Corporation

                                   555 Long Wharf Drive, 11th Floor
                                   New Haven, CT 06511
                                   Attn: Vice President, Business Development
                                   Fax: (203) 401-3333

         With a copy to:           Mintz, Levin, Cohn, Ferris,
                                          Glovsky and Popeo, P.C.
                                   One Financial Center
                                   Boston, MA 02111
                                   Attn:  Jeffrey M. Wiesen, Esq.
                                   Fax:  (617) 542-2241

         If to HLR Inc.:           Hoffman-LaRoche Inc.
                                   340 Kingsland Street
                                   Nutley, NJ  07110
                                   Attn:  Corporate Secretary
                                   Fax:  973-235-2800

         With a copy to:           Vice President
                                   Pre-Clinical Research and Development
                                   Hoffman-LaRoche Inc.
                                   340 Kingsland Street
                                   Nutley, NJ  07110
                                   Fax:  973-235-6449

         If to RVI:                Roche Vitamins Inc.
                                   340 Kingsland Street
                                   Nutley, NJ 07110
                                   Attn:  Corporate Secretary
                                   Fax:  973-235-2800

         With a copy to:           Director of Research
                                   Animal Nutrition and Health
                                   Roche Vitamins Inc.
                                   340 Kingsland Street
                                   Nutley, NJ 07110
                                   Fax:  973-284-6060

        If to HLR Ltd:             F.Hoffman-LaRoche Ltd
                                   Grenzacherstrasse 124
                                   CH-4070 Basel
                                   Switzerland
                                   Attn:  Corporate Law
                                   Fax:  0041-61-688-1396

         Such notices shall be deemed to have been sufficiently given on:
a) the date sent if delivered in person, b) the next business day after dispatch in the case of transmission by facsimile or overnight courier or c) five (5) business days after deposit in the US mail in the case of certified mail.

11.06 - Arbitration

         Any dispute arising out of or relating to this Agreement, or any alleged breach of this Agreement, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association ("AAA"), except as modified by this Article 11. Each arbitration shall be conducted by three arbitrators, consisting of one arbitrator chosen by each party and the third arbitrator chosen by the first two so chosen. No arbitrator shall be affiliated with either Party. In the event that the first two arbitrators are not able to agree upon and choose a third arbitrator, the third arbitrator shall be appointed in accordance wit the Commercial Arbitration Rules of the AAA. The arbitration proceeding shall be conducted in the English language in New York, NY, unless the Parties agree to conduct the arbitration in another location. The arbitration shall be binding and not appealable to any court in any jurisdiction. The prevailing party may enter the arbitration decision in any court having competent jurisdiction.

11.07 - Currency

         The Parties agree that, unless otherwise indicated, all monetary amounts referred to in this Agreement are in United States currency.

11.08 - Further Assurances

         The Parties agree to execute such further documents and to do such further acts as may be necessary to implement and carry out the intent of this Agreement.

11.09 - Limitations

         Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its respective intellectual property.

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

11.10 - Waiver

         The terms or conditions of this Agreement may be waived only by a written instrument executed by the Parties hereto. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.11 - Assignment

         Subject to Article 10.05, this Agreement may not be assigned by either Party without the consent of the other, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets in the line of business to which this Agreement pertains or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporations.

11.12 - Force Majeure

         Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.13 - Construction

         The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.14 - Severability

         If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effecting during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party's rights under this Agreement are not materially affected, in which circumstance the Parties hereto covenant and agree to renegotiate any such term, covenant or application of this Agreement in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.15 - Status

         Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. Neither Party shall have the right to bind the other Party or to act on behalf of the other Party.

11.16 - ROCHE Indemnification of CURAGEN

         ROCHE shall indemnify, defend and hold harmless CURAGEN, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "CURAGEN" Indemnitees"), against any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the CURAGEN Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury matters ("Claims"), arising out of or relating to any actions of ROCHE under this Agreement including, without limitation, the supply of samples for use in the Discovery Collaboration or the development, manufacture, use or sale of any ROCHE Product, except and to the extent such Claims are based on the negligence or intentional misconduct of the CURAGEN indemnitee.

11.17 - CURAGEN Indemnification of ROCHE

         CURAGEN shall indemnify, defend and hold harmless ROCHE, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "ROCHE Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the ROCHE Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury matters ("Claims"), arising out of the performance of the Discovery Collaboration by CURAGEN (except and to the extent such claims, suits, actions, demands or judgments are based on the samples or information provided to CURAGEN by ROCHE under this Agreement) or the development, manufacture, use or sale of any CURAGEN Product, except and to the extent such Claims are based on the negligence or intentional misconduct of the ROCHE indemnitee.

11.18 - Governing Law

         The Parties agree that this Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without application of its principles of conflict of law.

11.19 - Captions and Headings

         The Parties agree that the captions and headings appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

11.20 - Amendments

         Any amendment to this Agreement shall only be effective if the amendment is in writing and is signed by all the Parties to this Agreement.

11.21 - Counterparts

         This Agreement may be executed in facsimile counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives in four (4) originals.

HOFFMANN-LA ROCHE INC.                      ROCHE VITAMINS INC.

By:  /s/ Lee Babbis                         By:  /s/ P. Gilgen
    ---------------------------------            ---------------------------
Name       Lee Babbis                       Name       P. Gilgen
and Title: V.P. Preclinical R&D             and Title: President
           --------------------------                  ---------------------
Date:  March 17, 1999                       Date: March 16, 1999
      -------------------------------            ---------------------------


F.HOFFMANN-LA ROCHE LTD

By:  /s/ Jonathan Knowles                   By: /s/ Dr. Christian Wind
   ----------------------------------          ---------------------------
Name       Jonathan Knowles                 Name       Dr. Christian Wind
and Title: President of R&D                 and Title: Attorney at Law
          ---------------------------                  -------------------
Date:  March 17, 1999                       Date: March 15, 1999
      -------------------------------             ------------------------


CURAGEN CORPORATION

By:  /s/ Peter A. Fuller
   ----------------------------------
Name       Peter A. Fuller
and Title: V.P., Business Development
         ----------------------------
Date:  March 24, 1999
      -------------------------------

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